Exhibit 10.15

Edward L. Field 1522 3rd Avenue West Seattle, WA 98119

Dear Ed:

STEMCO Biomedical, Inc. (the “Company”) is pleased to extend an offer to you to join as Executive Vice President and Chief Operating Officer, commencing October 4, 2004. We have established the rate for this position as $165,000 per annum, payable in accordance with the normal payroll practices of the Company beginning on the Company’s next regular payroll period following your date of employment. Subject to shareholder approval you will receive 300,000 options for shares in the company valued at $0.20 per share under the terms of the Employee Incentive Stock Option Plan. You are eligible to receive employee benefits equivalent to those of other individuals in similar positions with the Company. These benefits include paid holiday and vacation time off, paid sick leave, health, disability, life, dental and vision insurance, as well as a 401(k) plan. The details of these benefits are available in the STEMCO Biomedical Employee Handbook.

In connection with your relocation, the Company will pay for up to three months temporary living expenses and movement of your household goods. In addition, the Company will provide up to up to two trips from North Carolina to Seattle during your transition period.

While we hope this relationship will be a long lasting one, you and we understand that this is employment may be ended by either of us at any time, with or without cause. The Confidentiality and Non-Competition Agreement, to be separately executed as attached, is incorporated in its entirety by reference herein.

If you are terminated “without cause” and you execute a Release and Settlement Agreement in the form acceptable to the company, the company will pay you an amount equal to three months base salary less all applicable deductions and you will be entitled to receive all normal Company benefits to the extent such benefits can be provided to a non-employee for the shorter of three months or until you obtain reasonably comparable coverage from another employer, “For cause” shall be defined as:

(1) material breach of the terms of your employment or failure to diligently and property perform your duties for the Company;

(2) misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidentiality Agreement;

(3) material failure to comply with the Company Policies or any other policies and/or directives of the CEO and Board;

(4) use of illegal drugs or any illegal substance, or use of alcohol in any manner that materially interferes with the performance of your duties;

(5) dishonest or illegal action or any other action whether or not dishonest or illegal which is materially detrimental to the interest, well-being or reputation of the Company;

(6) failure to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party that is materially detrimental to the interest and well being of the Company;

(7) adverse action or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or

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(8) violation of the Company’s policies prohibiting harassment or unlawful discrimination.

You understand and agree that a criminal background check and drug test will be conducted after an employment offer has been made by STEMCO Biomedical. The criminal background check will reveal information on your character, general reputation, personal characteristics, or mode of living. The results of the drug test will be used solely to determine whether you are currently engaging in the illegal use of drugs. You hereby authorize and consent to the taking a drug screening test for this purpose, to the testing of such sample, and to the release of the test results to the STEMCO Biomedical. You also understand and agree that if employed by the Company, you will submit yourself to any future drug tests at the Company’s request, and that your failure to submit to these tests or pass these tests may result in the immediate termination of my employment. You further understand and agree that the results of the criminal background check and drug test will be disclosed only to STEMCO Biomedical and will be treated in a confidential manner. You understand and agree that detrimental information discovered about you on the criminal background check and/or your failure to pass the drug test will result in the immediate termination of the employment offer.

If you decide to accept this offer to join the Company as EVP & COO and the forgoing terms and conditions are acceptable, please sign this letter where indicated below and return it to me at your earliest convenience. I look forward to your favorable response and to working with you to fully capitalize on the many opportunities that will make STEMCO Biomedical a worldwide leader.

Sincerely,

/s/ James D. Petrilla
James D. Petrilla
CEO
STEMCO BIOMEDICAL, INC

Accepted and agreed to this 10th day of September, 2004:

Signature:	/s/ Edward L. Field

Attachment: Confidentiality and Non-Complete Agreement